Exhibit 23.2

Consent of Independent Auditors

The Board of Directors and Shareholders of KBR, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (Registration No. 333-138850) of KBR, Inc., of our report dated 26 February 2007, with respect to the combined balance sheet of Asia Pacific Transport Joint Venture Consortium (“the Consortium”) as of 30 June 2006, and the related combined income statement and statements of changes in equity and cash flows for the year then ended, which report appears in the December 31, 2006, annual report on Form 10-K of KBR, Inc. Our report refers to a change in method of accounting for financial instruments as of 1 July 2005 and contains an explanatory paragraph that states that the Consortium has suffered recurring losses from operations and has a net accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    KPMG

Adelaide, South Australia

26 February 2007